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               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK

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NINE MONTHS ENDED SEPTEMBER 30,                                                                    2000                   1999
                                                                                                 --------               --------
(Dollars in thousands, except per share amounts)                                               (Unaudited)             (Unaudited)
            BASIC EPS
            Income from continuing operations .......................................            $  8,579(1)            $ 26,110(1)
            Loss from discontinued operations .......................................                  --                 (2,676)
                                                                                                 --------               --------
              Net income ............................................................            $  8,579               $ 23,434
                                                                                                 ========               ========

            Earnings per Class A share:
              Earnings from continuing operations ...................................            $    .46               $   1.20
              Loss from discontinued operations .....................................                  --                   (.12)
                                                                                                 --------               --------
            Earnings per Class A share ..............................................            $    .46               $   1.08
                                                                                                 ========               ========

            Weighted average number of Class A
              Shares outstanding ....................................................              18,853                 21,772

         DILUTED EPS
            Income from continuing operations .......................................            $  8,756               $ 26,326
            Loss from discontinued operations .......................................                  --                 (2,676)
                                                                                                 --------               --------
              Net income ............................................................            $  8,756               $ 23,650
                                                                                                 ========               ========

            Earnings per Class A share:
              Earnings from continuing operations ...................................            $    .40               $   1.04
              Loss from discontinued operations .....................................                  --                   (.10)
                                                                                                 --------               --------
            Earnings per Class A share ..............................................            $    .40               $    .94
                                                                                                 ========               ========

         Weighted average number of Class A Shares outstanding assuming conversion of preferred stock into Class A shares and the exercise
            of stock options ........................................................              21,813                 25,208
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(1)  After deduction of accrued preferred stock dividends of $177 and $216, respectively.


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